EXHIBIT 99.1

   New York Community Bancorp, Inc. Improves Its Interest Rate Risk
        Profile by Deleveraging Its Balance Sheet and Extending
                            Its Liabilities

    WESTBURY, N.Y.--(BUSINESS WIRE)--July 1, 2004--

            Company Provides 2004, 2005 Earnings Estimates;
        Board Declares $0.25 Per Share Quarterly Cash Dividend

    Pursuant to the review of strategic alternatives it announced on May 9th, New York Community Bancorp, Inc. (NYSE: NYB) today announced that it has deleveraged its balance sheet and extended its liabilities to improve its interest rate risk profile.
    In connection with this strategy, the Company sold $5.0 billion of available-for-sale securities with an average yield of 4.62% and an expected weighted average life of six years in the current rate environment. The sale resulted in a one-time after-tax charge of approximately $95 million, or $0.35 per diluted share, which will result in the Company recording second quarter 2004 diluted GAAP earnings per share in the range of $0.15 to $0.16.
    The proceeds from the sale of securities were utilized to reduce the Company's short-term borrowings by $5.0 billion. As a result of the deleveraging, collateralized wholesale borrowings were reduced to $9.9 billion at June 30, 2004, representing approximately 41% of total assets at that date. In addition, the Company extended $2.4 billion of short-term borrowings to a three-year average maturity, with an average cost of 3.32%.
    The Company's total investment securities portfolio was reduced to approximately $8.5 billion at June 30, 2004, representing approximately 35% of total assets. Included in the quarter-end total were approximately $1 billion of investment securities that were transferred from "available for sale" to "held to maturity" and that had a net unrealized depreciation, net of tax, of approximately $29 million at the time the transfer took place. Securities available for sale totaled $3.9 billion at June 30, 2004, including $3.6 billion of mortgage-backed and -related securities with an expected weighted average life of approximately four years. The net unrealized depreciation, net of tax, on the total available-for-sale portfolio was approximately $84 million at quarter-end. It is management's expectation that this portfolio will be further reduced through principal repayments over time.
    Commenting on the Company's actions, President and Chief Executive Officer Joseph R. Ficalora stated, "The deleveraging of the balance sheet and the extension of liabilities improved the Company's interest rate risk profile, neutralizing our one-year interest rate sensitivity gap to approximately 0% at the second quarter's end.
    "The Company is currently projecting 2004 diluted GAAP earnings per share in the range of $1.42 to $1.47," Mr. Ficalora noted. "Excluding the impact of the one-time charge in the second quarter, 2004 diluted core earnings per share would be expected to range from $1.77 to $1.82, including second quarter diluted earnings per share in the range of $0.50 to $0.51.
    "Reflecting the full-year impact of the reduction in interest-earning assets during the recent quarter, the Company is currently projecting diluted earnings per share in the range of $1.65 to $1.70 for 2005," Mr. Ficalora continued. "Our 2004 and 2005 estimates assume a 200-basis point increase in short-term interest rates and a flattening yield curve over the next four quarters, as well as interest-earning asset growth of approximately 10%, primarily driven by loan production. In addition, these projections reflect our expectation that the securities still remaining will continue to provide us with cash flows to support the growth of our loan portfolio.
    "Although near-term earnings will be reduced, the deleveraging of the balance sheet will enhance the Company's capital position," Mr. Ficalora added. "The Company's tangible common equity ratio was approximately 4.5% at the close of the second quarter; its Tier 1 leverage capital ratio on a consolidated basis at June 30th was approximately 7.6%."
    Commenting further on the actions taken in the second quarter, Mr. Ficalora stated, "The Board of Directors and management team have been actively engaged in a detailed analysis of our balance sheet and of the options available to us. Throughout our deliberations, our foremost consideration has been the creation of long-term shareholder value, consistent with the focus we have maintained throughout our public life.
    "We determined that our best course of action would be to take the specific steps that we have taken, and move forward with our business model, generating earnings through our fundamental strengths: our dominance as a multi-family lender in New York City's rent-controlled and rent-stabilized market; the quality of our assets; the industry-leading efficiency of our operations; and the profitability of our branch network, with 141 banking offices.
    "By taking these actions, we are better positioned to deal with the rise in rates that, no doubt, lies before us, and to compete in a changing market on the basis of our fundamental strengths," Mr. Ficalora said. "In light of this decision, we can now focus on our merits--the strengths on which our earnings and value were initially built and will continue to grow. For example, loan originations reached approximately $2.1 billion in the second quarter, with most of the production occurring in our multi-family market niche.
    "Multi-family loan originations totaled $1.5 billion in the second quarter, establishing a new record, and more than doubling our first quarter 2004 production of $706 million. As a result, our portfolio of multi-family loans grew from $7.4 billion at year-end 2003 to approximately $8.5 billion at June 30th, reflecting an annualized growth rate of approximately 32%. The average multi-family loan had a principal balance of about $2.7 million and a loan-to-value ratio of approximately 59%. On an annualized basis, total net loans rose 27% during this time to approximately $11.8 billion. We believe that we are very much on track to surpass our objective of 20% net loan growth by the end of the year," Mr. Ficalora commented.
    "The growth in our niche portfolio, and the term-yield advantage provided by its structure, have distinguished our performance during prior periods of rising and falling interest rates. Of course, significant moves in interest rates typically trigger changes in credit cycles. It's fair to say that the quality of our portfolio over multiple credit cycles has demonstrated our ability to outperform our peers with regard to loan losses.
    "It is also worthy of mention that we have initiated the process of growing our deposit base over the last few weeks. We are encouraged by the response of depositors to our recent efforts, and expect to see still greater results in the quarters ahead," Mr. Ficalora said.

    Board Approves Regular Quarterly Cash Dividend of $0.25 Per Share

    "The ability of the repositioned Company to continue producing industry-leading performance measures has encouraged the Board to accelerate the declaration of our third quarter 2004 dividend," Mr. Ficalora stated. "The Company will pay a $0.25 per share dividend on the 17th of August to shareholders of record at the close of business on August 5, 2004."

    Second Quarter 2004 Earnings Release, Conference Call Scheduled

    The Company will issue its second quarter 2004 earnings release on July 21, 2004, at approximately 8:00 a.m. Eastern Time, and conduct a conference call later that morning, beginning at ten o'clock. The earnings release will be posted to the Company's web site, www.myNYCB.com, within minutes of being issued; the conference call will be web cast and archived at that site through 5:00 p.m. on July 28, 2004.

    Information about the conference call on July 21, 2004 follows:

            Access Code:                   597201
            Dial-in:
                    (Domestic):            (800) 311-6662
                    (International):       (719) 457-2696

            Replay:
                    (Domestic):            (888) 203-1112
                    (International):       (719) 457-0820

            Replay Availability:           July 21, 2004 (1:00 p.m.)
                                           - July 28, 2004 (Midnight)

    New York Community Bancorp, Inc. is the holding company for New York Community Bank and the sixth largest thrift in the nation, based on current market capitalization. The Bank serves its customers through a network of 141 banking offices in New York City, Long Island, Westchester County, and New Jersey, and operates through seven divisions: Queens County Savings Bank, Roslyn Savings Bank, Richmond County Savings Bank, Roosevelt Savings Bank, CFS Bank, First Savings Bank of New Jersey, and Ironbound Bank. In addition to operating the largest supermarket banking franchise in the New York metro region, with 52 in-store branches, the Bank is one of the leading producers of multi-family mortgage loans in New York City. Additional information about the Company is available at www.myNYCB.com.

    Forward-looking Statements and Associated Risk Factors

    This release, like many other written and oral communications presented by the Company and its authorized officers, may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of said safe harbor provisions.
    Forward-looking statements, which are based on certain assumptions and describe future plans, strategies, and expectations of the Company, are generally identified by use of the words "plan," "believe," "expect," " intend," "anticipate," "estimate," "project," or similar expressions. The Company's ability to predict results or the actual effects of its plans or strategies, including the balance sheet repositioning and deleveraging, is inherently uncertain. Accordingly, actual results may differ materially from anticipated results.
    Factors that could have a material adverse effect on the operations of the Company and its subsidiaries include, but are not limited to, changes in general economic conditions; interest rates, deposit flows, loan demand, real estate values, competition, and demand for financial services and loan, deposit, and investment products in the Company's local markets; changes in the quality or composition of the loan or investment portfolios; changes in accounting principles, policies, or guidelines; changes in legislation and regulation; changes in the monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board; war or terrorist activities; and other economic, competitive, governmental, regulatory, geopolitical, and technological factors affecting the Company's operations, pricing, and services. Specific factors that could cause future results to vary from current management expectations are detailed from time to time in the Company's SEC filings, which are available at the Company's web site, www.myNYCB.com.
    Readers are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date of this release. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

    CONTACT: New York Community Bancorp, Inc.
             Investor Relations:
             Ilene A. Angarola, 516-683-4420